EXHIBIT 99.2

Urban Hydroponics, Inc. And Its Acquisition Target Urban Cultivator, Inc. Announce New Central American Distributor

November 5, 2015, New York, NY - Urban Hydroponics, Inc., a publicly traded Nevada corporation (URHY), is pleased to announce that Urban Cultivator, Inc., a British Columbia based private company that manufactures and markets indoor hydroponic gardening appliances and which has signed a binding letter of intent to merge with URHY, has expanded into the Central American market and now has a distributor in Panama. This Panama distributor will install 20 Urban Cultivator Commercial units and four Urban Cultivator Residential units in its showroom and feature Urban Cultivator’s Living Produce Aisle brand. This will be the first showroom and retail store under the Living Produce Aisle brand in Latin America.

The Living Produce Aisle is a unique concept store that combines grocer, smoothie bar, and Urban Cultivator appliance store. Microgreens grown on site using Urban Cultivator appliances are used in smoothies, juices, and salads harvested to order. Urban Cultivator launched its flagship Living Produce Aisle store in Vancouver, British Columbia earlier this year, in February 2015. The Living Produce Aisle in Panama is slated to open in early 2016.

Tamima Issa, co-owner of Panama’s Living Produce Aisle with her husband Mohammad Issa, is looking forward to the opening of the Living Produce Aisle store: “We’re excited to be a part of the solution to Panama’s lack of fresh, locally grown produce. By bringing Urban Cultivator into the region, it gives us the opportunity to take advantage of Central America’s rapidly growing economy, as well as to lower our collective energy footprint and offer our customers a way to save on microgreens.”

“It’s a big step for our company,” stated Urban Cultivator CEO Tarren Wolfe of this collaboration. “We have had many international investors inquiring about establishing similar partnerships. We’re looking forward to continuing to grow this segment of our business so we can reach a broader audience.” Wolfe’s aim to is to have a Living Produce Aisle in every major city.

According to Barron’s, “Juicing, as a meal replacement or mere refreshment, has become a $5 billion business, and is projected to grow by 4% to 8% a year. While juice fasts, or cleanses, have long been used to shed unwanted pounds, the latest craze is best viewed as part of a national move, especially among people in their 20s and 30s, toward healthier eating and greater consumption of raw and organic produce.”

Urban Cultivator is looking to open more Living Produce Aisle locations around the globe. Contact Linnea Wolfe for licensing inquiries:

linnea@urbancultivator.net

778-991-7070

Urban Hydroponics, Inc.

Urban Hydroponics, Inc. (formerly known as Placer Del Mar, Ltd.) was incorporated in Nevada on May 13, 2005 for the purpose of mining and mineral exploration. In June 2013 the Company ceased its mining exploration activities to refocus its business objectives on seeking a business combination with a private entity whose business would present an opportunity for the Company's shareholders. Since that time the Company has been a "shell company" as such term is defined under the federal securities laws. Frank Terzo is currently the Company's sole officer and director.

On October 3, 2014, Urban Hydroponics, Inc. signed a binding letter of intent relating to a proposed merger with Urban Cultivator Inc. and B.C. Northern Lights Enterprises Ltd. Pursuant to the terms of the LOI, as subsequently amended, and an earlier non-binding term sheet, URHY has made working capital bridge loans to the Urban Cultivator companies totaling approximately $1,200,000 in anticipation of the closing of the merger.

For further information about proposed merger between URHY and Urban Cultivator/BC Northern Lights, please see URHY's filings with the Securities and Exchange Commission including URHY's current report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2014.

Although expected to close by the end of 2015, Urban Hydroponics, Inc. can make no assurances that the proposed merger with Urban Cultivator and BC Northern Lights will close as planned or be completed at all.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the planned merger with Urban Cultivator Inc., BC Northern Lights Enterprises Ltd., and the related company, W3 Metal Inc., (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's ability or lack thereof to successfully complete its planned merger with, and integrate the operations of Urban Cultivator, Inc., BC Northern Lights, Inc., and W3 Metals, to obtain adequate financing at appropriate pricing, to successfully compete in the Company's markets and to expand the Company's business; lack of product diversification; existing or increased competition, stock volatility and illiquidity; general market and economic conditions; and the Company's ability to implement its business plans or strategies. The Company does not undertake to update these forward-looking statements.

It's a fresh new world - get ready for Urban Cultivator.

For more information on Urban Cultivator, please visit:

urbancultivator.net

twitter.com/urbancultivator

instagram.com/urban.cultivator

facebook.com/urbancultivator

Learn more about Living Produce Aisle:

http://livingproduceaisle.com

Like and follow Living Produce Aisle on Facebook, Twitter, and Instagram:

https://facebook.com/livingproduceaisle

https://twitter.com/lpayvr

https://instagram.com/livingproduceaisle

For more information about Urban Hydroponics,

Contact:
Broker Relations
Austin Gilbert
Acorn Management Partners LLC.
AGilbert@AcornManagementPartners.com
678-736-5671

Shareholder Relations
Chris Lowe
Shareholders@AcornManagementPartners.com
678-368-4012

Press Relations
Eric Sloan
eric@urbancultivator.net
1-877-352-0490 ext. 118